EXHIBIT 5.1

[KUTAK ROCK LLP LETTERHEAD]

August 11, 2003

Board of Directors
Greene County Bancshares, Inc.
100 North Main Street
Greeneville, Tennessee 37743-4992

     Re:     Registration Statement on Form S-4

Gentlemen:

     We have acted as special counsel to Greene County Bancshares, Inc. (“Greene County”), a Tennessee corporation, in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Greene County with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof.

     The Registration Statement relates to the proposed issuance by Greene County of up to 853,497 shares of Greene County common stock, par value $2.00 per share (the “Common Stock”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 17, 2003, by and between Greene County and Independent Bankshares Corporation (“Independent”), a Tennessee corporation.

     The Merger Agreement provides for the merger (“Merger”) of Independent with and into Greene County, with Greene County continuing as the surviving corporation. The Registration Statement includes a proxy statement / prospectus (the “Proxy Statement/ Prospectus”) to be furnished to stockholders of Independent in connection with their approval of the Merger.

     This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

     In rendering the opinion set forth herein, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such copies.

     Based upon and subject to the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Common Stock, when issued and delivered upon payment therefor in the manner and on the terms described in or incorporated by reference into the Registration Statement (after the same is effective), will be validly issued, fully paid and non–assessable.

     We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of Tennessee and the federal laws of the United States of America. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the proxy statement / prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ KUTAK ROCK LLP

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